Exhibit 99.1

Houston American Energy Announces Management Changes

Houston, Texas – July 12, 2013 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced the resignation of James “Jay” Jacobs as Chief Financial Officer, effective July 19, 2013.  The company also announced that it would not be renewing the employment agreement of Kenneth Jeffers, and that Mr. Jeffers’ position as Senior Vice President of Exploration would terminate on August 13, 2013.

Mr. Jacobs indicated that he had been offered, and accepted, a position as Vice President – Corporate and Business Development at a larger oil and gas company.

John F. Terwilliger, Chairman and CEO of Houston American Energy, stated, “We are sorry to see Jay leave but excited for him and his new opportunity and wish him well.  He has been a valuable member of our team and we will miss him.”  Mr. Terwilliger added, “While we continue to look at opportunities to continue to utilize Ken’s expertise and services, Ken came to Houston American with a focus on our CPO 4 block.  With the termination of our interest in the block, we have determined to eliminate that position for the time being.  As with Jay, we appreciate Ken’s service to the company and wish him well in the future.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.